Exhibit 99.1

AIRNET COMMUNICATIONS CORPORATION

Second Quarter 2005 Financial Results Quarterly Investor Conference Call

August 10, 2005

4:30 pm ET

Conference Coordinator:	Welcome to today’s teleconference.

At this time, all participants are in a listen-only mode.

I would now like to turn the program over to Mr. Stuart P. Dawley.

Go ahead, sir.

Stuart Dawley:	Good afternoon. Thank you for joining the AirNet Communications’ Quarterly Investors Conference Call.

I’m Stuart Dawley, AirNet’s Investor Relations Officer.

With me today is Glenn Ehley, AirNet’s President and Chief Executive Officer, and Joe Gerrity, AirNet’s Chief Financial Officer.

The purpose of today’s call is to discuss the results of AirNet’s fiscal year 2005 second quarter, which ended on June 30, 2005, and provide an outlook for the third quarter of this year.

A replay of this call will be available from 6:30 pm tonight through 11:59 Eastern time on August 21, 2005. You may dial 800-839-5131 to listen to the replay.

Today’s news release, which highlights the company’s financial results for the second quarter of 2005, was widely distributed today at 4:00 pm via Business Wire. This press release is also available on our Web site at www.airnetcom.com.

Now for the legalities. The following constitutes a Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.

During the course of this conference call, we will make projections or other forward-looking statements.

Such statements are just predictions and involve risks and uncertainties such that actual results may differ materially. I’d like to refer you to AirNet’s periodic reports that I’ll file from time to time with the Securities and Exchange Commission, including the company’s annual report on Form 10K for the fiscal year ended December 31, 2004.

These documents contain and identify important factors that could cause our actual results to differ materially from those contained in our projections.

That being said, let’s get started.

Now let me introduce Joe Gerrity.

Joseph Gerrity:	Thanks, Stuart, and good afternoon everyone.

During this portion of the call, I will address second quarter highlights and discuss the outlook for the third quarter.

On June 28, we increased our revenue forecast to $4.5 million to $5.5 million due to receipt of significant new customer orders during the quarter.

Reported revenue for the quarter was just under $5.4 million essentially flat when compared to $5.4 million in Q2 of last year.

Gross margins and profit for the second quarter were 31.7% of revenue or $1.7 million (versus) year-ago margins of $1.4 million or 25%.

Equipment margins increased slightly from 20.8% in the second quarter of ‘04 to 21.3% in ‘05 due mainly to increased direct customer sales.

Service margins were 71.9%, up significantly from 33.8% in ‘04 due to reduced feature development revenue in ‘05 which generally carry lower margins.

The net loss attributable to common stockholders for the quarter was $4.9 million, which included $2.3 million of non-cash stock option expense, and $300,000 of non-cash interest and conversion charges associated with the senior debt (versus) a loss of $5.6 million in Q2 ‘04, which also included $2.3 million of non-cash stock option expense and $1.3 million of non-cash interest and conversion charges associated with the senior debt.

Q2 operating expenses were up almost $700,000 from year-ago levels, reflecting increased research & development spending primarily on the SuperCapacity base station incorporating adaptive array technology, and increased sales and marketing expenses.

Taking into consideration our 1-for-10 reverse stock split, we reported a net loss per share of 40 cents for the quarter with non-cash charges, addressed earlier, accounting for 21 cents of the 40-cent loss.

Our loss per share was also impacted by a 6.2 million share year-over-year increase in average share outstanding, which reduced the loss per share by approximately 38 cents.

Quarterly cash flow from operating activities improved from a use of funds in Q2 ‘04 of $1.9 million to positive cash flow of $4.1 million in ‘05, reflecting over $9.5 million of customer cash collections during the quarter.

During the previous six quarters, customer collections did not exceed $6 million.

First half cash flow from operating activities improved from a use of funds in 2004 of $3.4 million to positive cash flow of $2.2 million in the first half of ‘05.

In looking at the balance sheet, AirNet ended the quarter with $9.1 million of cash, up from $5 million at the end of Q1 ‘05.

The company is very sensitive to its cash position, and we continue to explore strategic business options including, but not limited to, seeking strategy partners and/or strategic investors, financial investors, and/or a business combination or acquisition.

The company is also positioning to fund an adaptive array SuperCapacity base station trial with a major operator in a major domestic metropolitan area, which Glenn will detail later in this conference call.

Inventories were down by $1.1 million or 11% when compared to December ‘04 levels.

Total current liabilities were up $1.4 million or 20.2% from $7.1 million in December ‘04 to $8.6 million at the end of Q2 ‘05.

One million dollars of the increase in current liabilities was attributable to increases in customer deposits.

Capital spending continues to be tightly controlled resulting in a 5% or $184,000 decrease in net PP&E from December ‘04 levels.

Stockholders’ equity was $16.8 million in Q2 ‘05 (versus) $20.9 million at December ‘04.

Now, turning to the third quarter outlook.

Because of the outstanding efforts of our sales organization during the second quarter, the company’s June 30 revenue backlog was approximately $5.9 million. Existing backlogs coupled with the new orders received or anticipated during the quarter support the third quarter revenue forecast of $4.5 million to $6.5 million (versus) the year-ago level of $5 million.

The company does not expect to be cash flow positive from operations in the third quarter due to an anticipated reduction in collections attributable to $9.5 million in collections realized in Q2.

In summary, the SuperCapacity adaptive array base station continues to gain visibility with interest from a Tier 1 North American operator.

In addition, interest within our OEM sales channel continues to be strong for the RapidCell base station, which Glenn will address in a moment.

Glenn Ehley:	Thank you.

And welcome everyone.

For the balance of this call, I will discuss our second quarter highlights.

Our recent effort is to target the government communications and SuperCapacity GSM markets, distribution channel developments, and some of the opportunities that lie ahead for the company.

Turning to the commercial GSM side of our business, our sales department turned in a great second quarter with approximately $9.3 million in new purchased orders.

With regard to the SuperCapacity adaptive array base station, we have made progress on a proposed trial with a Tier 1, large North American operator.

Since the last conference call, we have jointly developed with this large operator a statement of work for a major metropolitan area in the United States. Under this statement of work, AirNet would provide our SuperCapacity base station equipment and software for up to 29 base station sectors.

The purpose of this trial would be to evaluate our SuperCapacity solution in a dense urban multipath environment.

A preliminary test plan had been developed so that the customer may objectively evaluate our system performance particularly in comparison to existing technologies.

At this point, the customer will be funding the portions of the trial pertaining to site preparation, the use of cranes, installation, bulk power, antennas, cables, et cetera.

AirNet will be funding the delivery of the SuperCapacity base stations and related common equipment.

Although we have began negotiating the trial agreement with the Tier 1, large operator, there is no guarantee we will be successful in finalizing this agreement, or if we finalize the agreement, that the trial will lead to sales with this large operator.

This trial is a major driver for determining whether AirNet can ultimately obtain profitability in the future.

Quite frankly, this has been a major goal of ours to have our SuperCapacity base station validated by a Tier 1, large North American operator.

In our view, the potential benefits of this type of trial justify our investment.

First, we believe success would have the effect of validating our products, technology, and capabilities.

There should no longer be any more need for future trials of this magnitude with any other operator in the world.

In other words, if we can be successful in this major metropolitan dense urban environment, we can be successful anywhere.

Second and more tangibly, the large operator has a need. They have a limited amount of spectrum and increasing customer demand for both voice and high-speed data services.

Existing narrowband technologies are virtually at their limits for capacity enhancements.

Third, success will enhance our chances to obtain alliance with a strategic partner who has the established distribution channels worldwide for products such as ours.

As we have previously mentioned, we are exploring ways of potentially financing this trial in the capital markets.

Now turning to our government communications business.

As noted previously, we have sold several RapidCell base stations to a systems integrator that is offering a Blue Force Tracking and situational awareness solution, which is a position, location, and tracking application to potential DoD customers.

With this systems integrator, we had a successful paid field trial in Georgia in 2004 where the RapidCell base station performed incredibly.

In addition, in May of this year, we completed a successful paid field trial in Kentucky with a potential DoD customer.

Since our last conference call, we have made significant progress.

We feel that our time spent in laying the groundwork could finally pay off.

We are attempting to have long-lead items funded by this OEM as soon as possible. We have received numerous buying signals from this OEM reseller, and we hope to receive a few hundred thousand dollar order for long-lead items risk funding this quarter.

Thereafter, the orders for the initial deployments could be as much as $10 million to equip a portion of our troops overseas. Additional phases could also be awarded at a later date beyond this level as well. We are very excited about this potential opportunity.

In addition, we recently received a purchase order from another existing undisclosed OEM reseller for an additional RapidCell base station including an integrated packet control unit. This base station will be going to a DoD customer for training and evaluation purposes.

This OEM reseller also purchased a packet data upgrade for an existing RapidCell base station.

The key through selling into all of these opportunities is the flexible programmability of our SDR architecture. We are able to customize our platform for the unique voice and/or data applications that maybe desired by a government communications end user.

In conclusion, the second quarter was a great quarter in terms of orders and cash collections. We received $9.3 million in new purchase orders during the quarter and collected nearly $9.5 million in cash.

The company is focused on penetrating the large operator GSM markets and building a channel for our government communications opportunities.

In the third quarter, we hope to finalize our proposed trial agreement with a Tier 1, large North American operator, deliver and install up to 29 base stations, turn the network on and commence testing and evaluating.

This is an aggressive goal at this point, but we remain focused.

Execution of the near-term government communications opportunity, discussed during this call, is crucial to moving our RapidCell business to the next level.

The path to success, while extremely challenging for a company with AirNet’s limited resources, is now clear. And we feel that the significant amount of SuperCapacity adaptive array and RapidCell groundwork planted over the last few years by all of our dedicated employees will now start bearing fruit.

Thank you everyone for participating in this conference call today.

END